Exhibit 10.2
TELEFLEX
August 28, 2006
Mr. John Sickler
[Address Omitted]
[Address Omitted]
Subject: Bonus Compensation for Interim Role as President of Teleflex Medical
First I would like to thank you for your willingness to once again step into a leadership role within Teleflex. There is no question your ability to step into this Medical leadership position provides me and the Teleflex Board of Directors with confidence that the decisions made will be the right ones and that a strong foundation will be in place for future growth within Medical that will create a great deal of shareholder value. Accordingly as part of your compensation package this letter will confirm the bonus structure that we have discussed with regard to your interim role as president of our Medical group.
I have attached the bonus opportunity matrix that identifies the operating profit performance that the Medical group and if achieved what the target payout and bonus will be. The performance improvement we have already seen under your leadership leaves me confident that not only can you achieve this stated target of $190 million in 2006 but exceed it should some of the sales growth happen as planned in the fourth quarter.
Additionally a bonus of $250,000 payable in July 2007 is based on you achieving the three following objectives for Medical:
1) Developing a solid profit/operating plan for 2007 which provides not only profitability for the organization but also improved cash returns. The objective is to provide a plan which gets us to a steady state of 20% operating profits within the organization as we continue to move forward.
2) Managing a smooth and successful transition to a new leader for the Medical group.
3) Developing a strategic plan including growth opportunities for our Medical organization. I know you are already involved in this year’s strategic plan process and are now working to identify growth opportunities which can result in Teleflex being identified more as a medical company.
John again, I can’t thank you enough for stepping into the role of leading our Medical group on an interim basis. The processes that you have already put into place as well as the pragmatic approach that you bring to this organization are a refreshing change for our Medical group. The organization is interesting in terms of structure and personalities and I know you have the ability and desire to make these people successful as well as accountable for their actions while driving for shareholder value. As always the Board appreciates your efforts and we look forward to watching Medical become a larger part of the Teleflex organization in the future.

Sincerely,
/s/ Jeffrey P. Black
Jeffrey P. Black